Exhibit 99.1

Jon Huntsman Jr. Rejoins Chevron’s Board of Directors

SAN RAMON, Calif., Sept. 8, 2020 – Chevron Corporation (NYSE: CVX) announced that Jon Huntsman Jr. has been re-elected to Chevron’s board of directors, effective on September 15, 2020. He will serve on the Management Compensation Committee and the Public Policy Committee.

Huntsman, 60, was a member of Chevron’s board from 2014 to 2017, serving on the Audit Committee, the Board Nominating and Governance Committee, and the Public Policy Committee during his tenure. He resigned to serve as the U.S. Ambassador to Russia.

“I’m very pleased to welcome Jon back to Chevron’s board,” said Chevron Chairman and CEO Michael Wirth. “Jon’s international experience, knowledge of our business, and leadership strengthens the company and benefits our shareholders.”

Huntsman’s career has spanned business, politics, and diplomacy. He served as the U.S. Ambassador to Russia from 2017 through 2019. He served as Chairman of the Atlantic Council, a nonprofit that promotes leadership and engagement in international affairs, from 2014 until 2017. He was Chairman of the Huntsman Cancer Foundation, a nonprofit organization that financially supports research, education and patient care initiatives at Huntsman Cancer Institute at the University of Utah from 2012 until 2017. Huntsman served in the administrations of five Presidents and was a candidate for the Republican nomination for President of the United States in 2011. He served as U.S. Ambassador to China from 2009 until 2011 and two consecutive terms as Governor of Utah from 2005 until 2009. Prior to his service as Governor, he served as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative, and Deputy Assistant Secretary of Commerce for Asia. He holds a bachelor’s degree in international politics from the University of Pennsylvania.

Chevron Corporation is one of the world’s leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company’s operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

# # #

View source version on businesswire.com: https://www.businesswire.com/news/home/20200908005144/en/

Contact: Braden Reddall  +1 925 842 2209